Exhibit 4

                               PITTWAY CORPORATION
                              1990 STOCK AWARDS PLAN
                        (As Amended Effective May 7, 1998)

   1.   Purpose.

The purpose of the Pittway Corporation 1990 Stock Awards Plan (the "Plan") is to promote the long-term financial interests of the Company and its Affiliates by (a) attracting and retaining personnel, (b) motivating personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

   2.   Definitions.

The following definitions are applicable to the Plan:

      "Affiliate" means (a) any subsidiary and (b) any other entity in which the Company has a direct or indirect equity interest which is designated an "Affiliate" by the Committee.

      "Board of Directors" means the Board of Directors of the Company.

      "Class A Stock" means Class A Stock, of the par value of $1.00 per share, of the Company (or, from and after any change of such Class A Stock into Common Stock on a share-for-share basis pursuant to the Company's Restated Certificate of Incorporation, as amended, Common Stock) or such other securities as may be substituted therefor pursuant to paragraph 5(c).

      "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

      "Committee" means the Compensation Committee of the Board of Directors or, if the Board of Directors so determines, another committee intended to consist of two or more directors of the Company who are "Non-Employee Directors" as such term is used in Rule 16b-3 and "outside directors" as such term is used in Section 162(m).

      "Company" means Pittway Corporation, a Delaware corporation, and its successors.

      "Common Stock" means Common Stock, of the par value of $1.00 per share, of the Company.

      "eligible employee" means any full-time employees of the Company or an Affiliate, other than Irving B. Harris and Neison Harris.





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      The "fair market value" of the Class A Stock shall be determined in accordance with procedures established by the Committee.

      "1996 Stock Split" means the three-for-two stock split of the Common Stock and Class A Stock effected in the form of a 50% stock dividend paid on March 1, 1996.

      "participant" means any employee of the Company or an Affiliate who has been granted an award pursuant to the Plan.

      "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as amended.

      "Section 162(m)" means Section 162(m) of the Code and any successor section of the Code.

      "subsidiary" means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

   3. Limitation on Aggregate Shares/Individual Annual Limitation on Option and SAR Awards.

After retroactive adjustment to the effective date of the Plan to reflect the 1996 Stock Split, and subject to further adjustment as provided in paragraph 5(c), the number of shares of Class A Stock which may be issued upon the exercise or payment of awards granted under the Plan shall not exceed, in the aggregate, 3,200,000 shares; it being understood that to the extent any awards expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of shares of Class A Stock thereunder, such shares shall again be available under the Plan. Such 3,200,000 shares of Class A Stock may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine. Subject to further adjustment as provided in paragraph 5(c), the number of shares of Class A Stock with respect to which options and/or stock appreciation rights may be awarded during any calendar year to any eligible employee may not exceed, in the aggregate, 75,000 shares.

   4.   Awards.   The Committee may grant to eligible employees, in
accordance with this paragraph 4 and the other provisions of the Plan, stock options, stock appreciation rights ("SARs"), restricted stock and other awards.

      (a) Options.

           (i) Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine; except that, so long as so provided in such Section, no ISO may be granted under the Plan after January 16, 2000 or to any employee of an Affiliate which is not a subsidiary corporation (as such term is used in subsection (b) of such Section) of the Company.

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           (ii)  The option price per share of Class A Stock shall be fixed by the Committee at (a) in the case of ISOs, not less than 100% of the fair market value of a share of Class A Stock on the date of grant and not less than the par value of a share of Class A Stock and (b) in the case of other options, not less than 85% of the fair market value of a share of Class A Stock on the date of grant and not less than the par value of a share of Class A Stock.

           (iii) Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

           (iv) An option shall be exercised in whole or in part by written notice to the Company at any time prior to its stated expiration and payment in full of the option price for the shares as to which the option is being exercised. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (A) in cash (including check, bank draft, or money order), (B) in Class A Stock already owned by the optionee (valued at the fair market value thereof on the date of exercise), (C) in Common Stock already owned by the optionee (valued at the fair market value thereof on the date of exercise), (D) by a combination of any or all of the foregoing, or (E) with any other consideration. The Committee may permit the optionee to elect to pay the option price by authorizing a third party to sell the shares acquired upon exercise (or a sufficient portion thereof) and remit to the Company sale proceeds sufficient to pay the option price and any withholding or other tax resulting from exercise.

      (b) SARs.

           (i) An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (at the date of exercise) of a share of Class A Stock over a specified price fixed by the Committee multiplied by the number of shares as to which the holder is exercising the SAR. SARs may be in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option. The amount payable may be paid by the Company in Class A Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination may take into consideration any preference expressed by the holder.

           (ii) An SAR shall be exercised by written notice to the Company at any time prior to its stated expiration. To the extent a tandem SAR is exercised, the related option will be cancelled and to the extent the related option is exercised, the tandem SAR will be cancelled.



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      (c) Restricted Stock.

           (i) The Committee may award to any eligible employee shares of Class A Stock, subject to this paragraph 4(c) and such other terms and conditions as the Committee may prescribe (such shares being called "restricted stock"). Each certificate for restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company.

           (ii) Restricted Stock may be awarded without any consideration other than services rendered and/or (to the extent permitted by applicable corporate law on the date of award) services to be rendered.

           (iii) There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Committee. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Class A Stock as to such restricted stock. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional restricted stock or otherwise invested or accruing a yield. At the expiration of the restriction period, the Company shall redeliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited pursuant to this paragraph.

           (iv) Except as otherwise provided by the Committee at or subsequent to the time of grant, upon a termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

      (d) Other Awards.

           (i) Other awards may be granted under the Plan, including, without limitation, Class A Stock, convertible debentures, other convertible securities, performance shares and other forms of award measured in whole or in part by the value of shares of Class A Stock, the performance of the participant, or the performance of the Company, any Affiliate or any operating unit thereof. Such awards may be payable in Class A Stock, cash or a combination thereof, and shall be subject to such restrictions and conditions, as the Committee shall determine. At the time of such an award, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant


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      unforeseen events such as changes in laws, regulations or
      accounting practices or unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

           (ii) The purchase price per share of Class A Stock under other awards involving the right to purchase Class A Stock (including for this purpose the right to acquire Class A Stock upon the conversion of convertible securities) shall be fixed by the Committee at not less than 85% of the fair market value of a share of Class A Stock on the date of award and not less than the par value of a share of Class A Stock. Other awards not involving the right to purchase Class A Stock may be awarded without any consideration other than services rendered and/or (to the extent permitted by applicable corporate law on the date of award) services to be rendered.

           (iii) A participant may elect to defer all or a portion of any such award in accordance with procedures established by the Committee. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by the fair market value of the Class A Stock and dividends thereon) as the Committee may determine. Payment of deferred amounts may be in cash, Class A Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an award under the Plan. The Committee may establish a trust or trusts to hold deferred amounts or any portion thereof for the benefit of the participants.

      (e) Cash Payments. SARs and options which are not ISOs may, in the Committee's discretion, provide that in connection with exercises thereof the holders will receive cash payments based on formulas designed to reimburse holders for their income tax liability resulting from such exercise and the payment made pursuant to this paragraph 4(e).

      (f) Surrender. If so provided by the Committee at or subsequent to the time of grant, an award may be surrendered to the Company on such terms and conditions, and for such consideration, as the Committee shall determine.

      (g) Foreign Alternatives. Without amending and notwithstanding the other provisions of the Plan, in the case of any award to be held by any participant who is employed outside the United States or who is a foreign national, the Committee may specify that such award shall be made on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.


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   5.   Miscellaneous Provisions.

      (a) Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to select participants, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate,
      (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with the Plan shall be borne by the Company, subject to such allocation to its Affiliates and operating units as it deems appropriate. The Committee may, to the extent that any such action will not prevent the Plan from complying with Section 162(m), delegate any of its authority hereunder to such persons as it deems appropriate.

      (b) Non-Transferability. Subject to the provisions of paragraph 5(f), no award under the Plan, and no interest therein, shall be transferable by a participant otherwise than by will or the laws of descent and distribution. All awards shall be exercisable or received during a participant's lifetime only by the participant or the participant's legal representative. Any purported transfer contrary to this provision will nullify the award.

      (c) Adjustments Upon Certain Changes. In the event of any reorganization, recapitalization, reclassification, merger, consolidation, or sale of all or substantially all of the Company's assets followed by liquidation, which is effected in such a way that holders of Class A Stock are entitled to receive securities or other assets with respect to or in exchange for Class A Stock (an "Organic Change"), the Committee shall make appropriate changes to insure that each outstanding award involving the right to acquire Class A Stock thereafter represents the right to acquire, in lieu of or in addition to the shares of Class A Stock immediately theretofore acquirable upon exercise or payment, such securities or assets as may be issued or payable with respect to or in exchange for an equivalent number of shares of Class A Stock, and appropriate changes in other outstanding awards; and in the event of any stock dividend, stock split or combination of shares, the Board of Directors shall make appropriate changes in the number of shares authorized by the Plan to be delivered thereafter and in the maximum number of shares with respect to which options and/or SARs may be awarded during any calendar year to any eligible employee, and


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      the Committee shall make appropriate changes in the numbers of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices and reference prices specified therein (and in the event of a spinoff, the Committee may make similar changes), in order to prevent the dilution or enlargement of award rights. However, no right to purchase or receive a fraction of a share shall be created; and if, as a result of any such change, a fractional share would result or the right to purchase or receive the same would result, the number of shares in question shall be decreased to the next lower whole number of shares. The Committee may provide in the agreement evidencing any award for adjustments to such award in order to prevent the dilution or enlargement of rights thereunder or for acceleration of benefits thereunder and/or cash payments in lieu of benefits thereunder in the event of a change in control (or tender offer or accumulation of Class A Stock or Common Stock), merger, consolidation, reorganization, recapitalization, sale or exchange of all or substantially all of the assets or dissolution of the Company.

      (d) Tax Withholding. The Committee shall have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Committee, a participant may make an irrevocable election to have shares of Class A Stock otherwise issuable under an award withheld, tender back to the Company shares of Class A Stock received pursuant to an award or deliver to the Company shares of Class A Stock or Common Stock already owned by the participant having a fair market value sufficient to satisfy all or part of the participant's estimated tax obligations associated with the transaction. Such election must be made by a participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

      (e) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

      (f) Beneficiary Designation. To the extent permitted by the Committee, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the participant in writing


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      with the Committee during the participant's lifetime.  In the absence of any such designation, benefits remaining unpaid at a participant's death shall be paid to the participant's estate.

      (g) Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company or any Affiliate for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

      (h) Amendment, Suspension and Termination of Plan. The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable; provided, however, that no such amendment shall be made without stockholder approval to the extent such approval is required by law, regulation or the rules of any exchange upon which the Class A Stock is listed. No such amendment, suspension or termination shall impair the rights of participants under outstanding awards without the consent of the participants affected thereby.

      The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant the award as so amended or modified. No such amendment or modification shall impair the rights of the participant under such award without the consent of such participant.

   6.   Effective Date.
The effective date of the Plan shall be January 17, 1990, the date of its adoption by the Board of Directors. Notwithstanding the foregoing, the Plan shall be submitted to the stockholders of the Company for consideration at the Company's 1990 Annual Meeting of Stockholders and shall cease to be of any further force or effect if not approved at such Annual Meeting by a vote sufficient to satisfy the requirements of the General Corporation Law of the State of Delaware, the American Stock Exchange, Section 422(b) of the Code, and paragraph (a) of Rule 16b-3 under the Securities Exchange Act of 1934. No award granted under the Plan before the Company's 1990 Annual Meeting of Stockholders shall be exercisable or realizable unless the Plan is so approved at such Annual Meeting.

ADOPTED:     January 17, 1990

APPROVED:    May 9, 1990

AMENDED:     May 19, 1994 and
             May  7, 1998

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